UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2009

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant's Telephone Number, including area code: (432) 682-6324

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 20, 2009, we entered into a Seventh Amendment to Amended and Restated Credit Agreement (the “Seventh Amendment”), which amends our Amended and Restated Credit Agreement (the “Senior Credit Facility”) dated May 21, 2004, among us, Southwest Royalties, Inc. (successor by merger to CWEI-SWR, Inc.), Warrior Gas Co., CWEI Acquisitions, Inc., Romere Pass Acquisition L.L.C., CWEI Romere Pass Acquisition Corp., Blue Heel Company, Tex-Hal Partners, Inc., JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)), as Administrative Agent, and the Lenders named therein.  Capitalized terms used and not defined in this Item 2.03 will have the meanings given to such terms in the Senior Credit Facility (as amended).

The Senior Credit Facility provides for a revolving loan facility in an amount not to exceed the lesser of the Borrowing Base, as established by the Lenders, or that portion of the Borrowing Base determined by us to be the elected borrowing limit.  The Borrowing Base, which is based on the discounted present value of estimated future net revenues from oil and gas production, is subject to redetermination at any time, but at least semi-annually in May and November, and is made at the discretion of the Lenders.  On May 26, 2009, we announced that the Lenders affirmed our Borrowing Base under the Senior Credit Facility at $250 million.  If, at any time, the redetermined Borrowing Base is less than the amount of Aggregate Outstanding Credit Exposure, we will be required to (1) pledge additional collateral, (2) prepay the excess in not more than six equal monthly installments, or (3) elect to convert the entire amount of Aggregate Outstanding Credit Exposure to a term obligation based on amortization formulas set forth in the Senior Credit Facility.

The Senior Credit Facility contains usage-based pricing formulas.  Pursuant to the Seventh Amendment, the Eurodollar rate margin was increased to a range of 2.00% to 3.00% from a range of 1.50% to 2.25%, the alternate base rate margin was increased to a range of 1.125% to 2.125% from a range of 0.25% to 1.00%, and the unused commitment fee rate was increased to a flat rate of 0.50% from a range of 0.375% to 0.50%.

The Senior Credit Facility contains financial covenants that are computed quarterly.  Pursuant to the Seventh Amendment, we must not permit the ratio of our Consolidated Funded Indebtedness to Consolidated EBITDAX (the “Leverage Ratio”) (calculated for the last four consecutive fiscal quarters then most recently ended) to be greater than (i) 3.50 to 1.00 at any time on or before the last day of the calendar quarter ending December 31, 2010; (ii) 3.25 to 1.00 at any time on or before the last day of the calendar quarter ending December 31, 2011; and (iii) 3.00 to 1.00 thereafter.  Prior to the Seventh Amendment, our Leverage Ratio was not permitted to be greater than 3.00 to 1.00 for any four consecutive fiscal quarters within the term of the Senior Credit Facility.

The Seventh Amendment also amended certain covenants in the Senior Credit Facility related to our previously announced acquisition of Larclay GP, LLC and Larclay, L.P. (collectively “Larclay”).  As a result of the Seventh Amendment, we are permitted to make a one time Investment in Larclay (the “Larclay Investment”) for the purpose of repaying amounts outstanding under the Term Loan and Security Agreement dated April 21, 2006 among Larclay, L.P., GE Business Financial Services, Inc. (successor to Merrill Lynch Capital), as Administrative Agent, and the Lenders named therein, provided that concurrently with such Investment, among other things (i) Larclay grants a security interest in substantially all of its assets to the Collateral Agent under the Senior Credit Facility and (ii) we pledge our equity interests in Larclay to the Administrative Agent under the Senior Credit Facility.  If we make the Larclay Investment, Larclay will become a Subsidiary for all purposes in the Senior Credit Facility, and therefore covenants under the Senior Credit Facility applicable to our Subsidiaries will be applicable to Larclay.  Larclay is permitted to sell those of its assets that are owned by Larclay on the date it becomes a Subsidiary under Senior Credit Facility.

The Seventh Amendment also amended certain other provisions of the Senior Credit Facility, including, among others, provisions related to (i) our obligation, in certain circumstances, to deposit funds in the Cash Collateral Account maintained under the Senior Credit Facility, (ii) the replacement of Lenders under the Senior Credit Facility in certain circumstances and (iii) Defaulting Lenders.

This description of the Seventh Amendment is only a summary of, and is qualified in its entirety by reference to, the Seventh Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01                      Regulation FD.

On May 26, 2009, we announced the reaffirmation of our $250 million Borrowing Base.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  This information, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 9.01                      Financial Statements and Exhibits

(d)         Exhibits

The following exhibit is provided as part of the information furnished under Item 7.01 of this report.

Exhibit
Number	Description

10.1	Seventh Amendment to Amended and Restated Credit Agreement dated May 20, 2009.

99.1	Press Release dated May 26, 2009, entitled “Clayton Williams Energy’s $250 Million Borrowing Base Affirmed By Bank Group.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date:	May 26, 2009	By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President and Chief
Operating Officer

Date:	May 26, 2009	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial
Officer